                                                                    Exhibit 12.1



                     NORDSTROM CREDIT, INC. AND SUBSIDIARY
                 Computation of Ratio of Earnings Available for
                         Fixed Charges to Fixed Charges
                             (Dollars in thousands)

Year ended January 31,              2002         2001         2000         1999         1998
----------------------            -------      -------      -------      -------      -------
Earnings before
income taxes                      $23,429      $15,265      $34,676      $47,572      $42,959

Fixed charges
  (interest cost)                  25,012       29,339       27,208       31,586       36,475
                                  -------      -------      -------      -------      -------

Earnings available for
  fixed charges                   $48,441      $44,604      $61,884      $79,158      $79,434
                                  =======      =======      =======      =======      =======

Ratio of earnings available
  for fixed charges to fixed
  charges                            1.94         1.52         2.27         2.51         2.18
                                  =======      =======      =======      =======      =======